Exhibit 10(b)

                     1998 ESRIP CHANGE IN CONTROL AMENDMENT
                                       TO
                  EXECUTIVE SUPPLEMENTAL RETIREMENT INCOME PLAN
                                       OF
                          NORTHWEST NATURAL GAS COMPANY
                               (1995 Restatement)

         The Executive Supplemental Retirement Income Plan is amended to implement action by the Board of Directors of Northwest Natural Gas Company on September 24, 1998, effective on and after September 24, 1998.

1. Section 2.09 and the attached 1998 ESRIP Change in Control Appendix are added
   ------------
to incorporate benefit changes which apply to certain terminations of employment that occur within 24 months after a change in control:

         2.09 Change in Control. The Plan benefits of any actively employed
              -----------------
  Participant who has a Qualified Termination of employment within twenty-four
  (24) months after a Change in Control shall be vested, determined and paid under the Plan as modified by the following provisions set forth in the attached 1998 ESRIP CHANGE IN CONTROL APPENDIX:

         Section                  Subject
         -------                  -------

         1.05A           "Final Average Compensation" defined
                         (replaces 1.05).

         1.11(a) Additional years of participation for benefit accrual credit (supplements 1.11).

         1.14            "Change in Control; Potential Change in Control;
                         Person" defined.

         1.15            "Qualifying Termination" defined.

         2.01-2(b)(4)    Additional years of participation for benefit accrual
                         credit (supplements 2.01-2(b)).

         2.02A Change in eligibility to receive and the reduction percentage for early retirement (replaces 2.02).

         2.05A           Vesting (replaces 2.05).

         4.02A No reduction of Change in Control benefits once a Potential Change in Control occurs (replaces 4.02).

         5.02A Substitute 1.14 for previous definition of "change in control."

                      1998 ESRIP CHANGE IN CONTROL APPENDIX
                                       TO
                          NORTHWEST NATURAL GAS COMPANY
                  EXECUTIVE SUPPLEMENTAL RETIREMENT INCOME PLAN
                         (Effective September 24, 1998)

         The benefits of any actively employed Participant covered under the Company's Executive Supplemental Retirement Income Plan (ESRIP) who has a Qualified Termination of employment within twenty-four (24) months after a Change in Control shall be vested, determined and paid under the Plan as modified by the provisions set forth below in 1.05A, 1.11(a), 1.14, 1.15, 2.01-2(a)(4), 2.02A, 2.05A, and 4.02A:

1. Section 1.05A defining "final annual compensation" replaces Plan Section.
   -------------
1.05 for any Participant who has a Qualifying Termination under 1.15:

         1.05A    "Final Annual Compensation: means:
                  --------------------------

                  1.05A-1 The annual salary of the Participant last approved by the Board of Directors and being paid by the Company at the date of the Qualified Termination;

                  1.05A-2 Plus the average annual performance award determined by taking the sum of the awards (if any) paid on the three (3) consecutive March 1 award payment dates, which immediately precede the Qualifying Termination date, and dividing such sum by three (3); provided, however, that if a participant terminates employment during the 61-day period immediately preceding March 1, and if the sum of the post termination performance award plus the two
(2) consecutive preceding awards is greater than the above determined 3-year total of awards, such greater sum shall be divided by three (3) and used to determine final average compensation;

                  1.05A-3 Without reduction under 1.05A-1 or 1.05A-2 for any such amounts which are subject to a payment deferral election under the Company's Executive Deferred Compensation Plan (effective January 1, 1987) or Retirement K Savings Plan.

2. Section 1.11(a) is amended to cross reference new 2.01-2(b)(4):
   --------------

                           (a) Benefit Accrual. Service for benefit accrual
                               ---------------
         under 2.01 means years of actual participation, including service credited under 1.11(c), after becoming a Participant under this Plan, plus any additional years of benefit accrual credit earned or awarded pursuant to 2.01-2(b)(2), (3), or (4).

3. Section 1.14 is added to define "Change in Control," "Potential Change in
   ------------
Control" and "Person."

         1.14     Change in Control; Potential Change in Control; Person.
                  ------------------------------------------------------

                  1.14-1 Change in Control. For purposes of this Plan, a "Change
                  ------------------------
in Control" of the Company shall mean the occurrence of any of the events described below in (a), (b) or (c), subject to the limitation described in (d):

                           (a)      The approval by the shareholders of the
     Company of:

                                    (1) any consolidation, merger or plan of
                  share exchange involving the Company (a "Merger") in which the Company is not the continuing or surviving corporation or pursuant to which shares of Common Stock of the Company ("Company Shares") would be converted into cash, securities or other property, other than a Merger involving Company Shares in which the holders of Company Shares immediately prior to the Merger have the same proportionate ownership of common stock of the surviving corporation immediately after the Merger;

                                    (2) any sale, lease, exchange or other
                  transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Company; or

                                    (3) the adoption of any plan or proposal
                  for the liquidation or dissolution of the Company;

                           (b) At any time during a period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board ("Incumbent Directors") shall cease for any reason to constitute at least a majority thereof; provided, however, that the term "Incumbent Director" shall also include each new director elected during such two-year period whose nomination or election was approved by two-thirds of the Incumbent Directors then in office; or

                           (c) Any Person (as hereinafter defined) shall, as a result of a tender or exchange offer, open market purchases or privately negotiated purchases from anyone other than the Company, have become the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company ordinarily having the right to vote for the election of directors ("Voting Securities") representing twenty percent (20%) or more of the combined voting power of the then outstanding Voting Securities.

                           (d) Notwithstanding anything in the foregoing to the contrary, unless otherwise determined by the Board, no Change in Control shall be deemed to have occurred for purposes of this Plan for any Participant who (1) acquires (other than on the same basis as all other holders of Company Shares) an equity interest in an entity that acquires the Company in a Change in Control otherwise described above in (a), or (2) is part of a group that constitutes a Person which becomes a beneficial owner of Voting Securities in a transaction that otherwise would have resulted in a Change in Control described above in
         (c).

                  1.14-2 Potential Change in Control. For purposes of this Plan,
                         ---------------------------
a "potential Change in Control" of the Company shall be deemed to have occurred if the following (a), (b) or (c) occurs:

                           (a) the Company enters into an agreement, the approval of which by the shareholders would result in the occurrence of a Change in Control of the Company;

                           (b) any Person (including the Company) publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control of the Company; or

                           (c) the Board adopts a resolution to the effect that, for purposes of this Plan, a potential Change in Control of the Company has occurred.

                  1.14-3 Person. For purposes of this Plan, the term "Person"
                         ------
shall mean and include any individual, corporation, partnership, group, association or other "person," as such term is used in Section 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), other than the Company or any employee benefit plan(s) sponsored by the Company.

4. Section 1.15 is added defining the termination of employment that qualifies
   ------------
for increased benefits in connection with a Change in Control:

         1.15 Qualifying Termination means the termination of the employment of
              ----------------------
any Participant within twenty-four (24) months after a Change in Control event under 1.14, for a reason other than:

                           (a)  Participant's death;

                           (b)  termination after Participant's 62nd birthday;

                           (c)  disability (under 1.15-1)

                           (d) termination by the Company for Cause (under 1.15-2); or

                           (e) termination by the Participant without Good Reason (defined in 1.15-3) based on an event occurring concurrent with or after a Change in Control.

                  1.15-1 Disability. Termination by the Company of Participant's
                         ----------
employment based on "Disability" shall mean termination because of absence from duties with the Company on a full-time basis for one hundred eighty (180) consecutive days as a result of Participant's incapacity due to physical or mental illness, unless within thirty (30) days after Notice of Termination (as hereinafter defined) is given following such absence Participant shall have returned to the full-time performance of Company duties.

                  1.15-2 Cause. Termination by the Company of a Participant's
                         -----
employment for "Cause" shall mean termination upon:

                           (a) the willful and continued failure of Participant to perform substantially the reasonably assigned duties with the Company consistent with those duties assigned prior to the Change in Control (other than any such failure resulting from incapacity due to physical or mental illness) after a demand for substantial performance is delivered to Participant by the Chairman of the Board or Chief Executive Officer of the Company which specifically identifies the manner in which such executive believes that Participant has not substantially performed such duties; or

                           (b) the willful engaging by Participant in illegal conduct which is materially and demonstrably injurious to the Company.

                           (c) For purposes of 1.15-2, no act, or failure to act, shall be considered "willful" unless done, or omitted to be done, in knowing bad faith and without reasonable belief that the action or omission was in, or not opposed to, the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Participant in good faith and in the best interests of the corporation. Notwithstanding the foregoing, Participant shall not be deemed to have been terminated for Cause unless and until there shall have been delivered a copy of the resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice and an opportunity for Participant, together with Participant's counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Participant was guilty of the conduct set forth above in (a) or (b), and specifying the particulars thereof in detail.

                  1.15-3   Good Reason.  Termination of a Participant's
                           -----------
employment for "Good Reason" shall mean termination based on:

                           (a) a change in Participant's status, title, position(s) or responsibilities as an officer of the Company which, in Participant's reasonable judgment, does not represent a promotion from Participant's status, title, position(s) and responsibilities as in effect immediately prior to the Change in Control, or the assignment to Participant of any duties or responsibilities which, in Participant's reasonable judgment, are inconsistent with such status, title or position(s), or any removal of Participant from or any failure to reappoint or reelect Participant to such position(s), except in connection with the termination of Participant's employment for Cause, Disability or Retirement or as a result of Participant's death or by Participant other than for Good Reason;

                           (b) a reduction by the Company in Participant's base salary as in effect immediately prior to the Change in Control;

                           (c) the failure by the Company to continue in effect any Plan (as hereinafter defined) in which Participant is participating at the time of the Change in Control of the Company (or Plans providing Participant with at least substantially similar benefits) other than as a result of the normal expiration of any such Plan in accordance with its terms as in effect at the time of the Change in Control, or the taking of any action, or the failure to act, by the Company which would adversely affect Participant's continued participation in any of such Plans on at least as favorable a basis to Participant as is the case on the date of the Change in Control or which would materially reduce Participant's benefits in the future under any of such Plans or deprive Participant of any material benefit enjoyed by Participant at the time of the Change in Control. For purposes of this 1.15-3(c), "Plan" shall mean any compensation plan such as an incentive, stock option or restricted stock plan or any employee benefit plan such as a thrift, pension, profit sharing, deferred compensation, medical, disability, accident, life insurance, or relocation plan or policy or any other plan, program or policy of the Company intended to benefit employees.

                           (d) the failure by the Company to provide and credit Participant with the number of paid vacation days to which Participant is then entitled in accordance with the Company's normal vacation policy as in effect immediately prior to the Change in Control;

                           (e) the Company's requiring Participant to be based anywhere other than where Participant's office is located immediately prior to the Change in Control except for required travel on the Company's business to an extent substantially consistent with the business travel obligations which Participant undertook on behalf of the Company prior to the Change in Control;

                           (f) the failure by the Company to obtain from any Successor (as hereinafter defined) the assent to Participant's employment or severance agreement (if any); or

                           (g) any purported termination by the Company of Participant's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of 1.15-4 ; and for purposes of this Plan, no such purported termination shall be effective.

                  1.15-4 Notice of Termination. Any purported termination by the
                         ---------------------
Company or by Participant following a Change in Control shall be communicated by Written Notice of Termination to the other party. For purposes of this Plan, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Plan relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Participant's employment under the provision so indicated.

                  1.15-5 Date of Termination. "Date of Termination" following a
                         -------------------
Change in Control shall mean (a) if Participant's employment is to be terminated for a Disability, thirty (30) days after Notice of Termination is given (provided that Participant shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period, (b) if Participant's employment is to be terminated by the Company for Cause, the date on which a Notice of Termination is given, and (c) if Participant's employment is to be terminated by Participant or by the Company for any other reason, the date specified in the Notice of Termination, which shall be a date no earlier than ninety (90) days after the date on which a Notice of Termination is given (provided that if the termination is by Participant for Good Reason, the circumstances giving rise to the Good Reason have not been fully corrected by the specified date), unless an earlier date has been agreed to by the party receiving the Notice of Termination either in advance of, or after, receiving such Notice of Termination. Notwithstanding anything in the foregoing to the contrary, if the party receiving the Notice of Termination has not previously agreed to the termination, then within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination may notify the other party that a dispute exists concerning the termination, in which event the Date of Termination shall be the date set either by mutual written agreement of the parties or by the arbitrators in an arbitration proceeding as provided under the Company's executive employment or severance agreements.

4. Section 2.01-2(b)(4) is added to increase the years of participation benefit
   -------------------
accrual by three (3) years for any Participant who has a Qualifying Termination under 1.15:

                           (b)      Year of Participation means:
                                    ----------------------------
                                    (1) Each consecutive twelve (12) month
                  period of Company service measured by each anniversary of the date of first becoming a Participant under this Plan.

                                    (2) All additional years of participation
                  credit awarded to a Participant by the Committee in the exercise of its discretion.

                                    (3) All years of service credit earned for
                  Company service and awarded by the Committee for each of the nine (9) Participants in the Plan on September 1, 1998, as set forth in the attached 1998 ESRIP Appendix.

                                    (4) Three (3) additional years of
                  participation credit shall be awarded to any Participant who has a Qualifying Termination (defined in 1.15) within twenty-four (24) months after a Change in Control (defined in 1.14) pursuant to the 1998 ESRIP Change in Control Appendix.

5. Section 2.02A shall replace 2.02 regarding eligibility to receive and the
   -------------
award of the early retirement benefits for any Participant who has a Qualifying Termination under 1.15:

         2.02A Early Retirement Supplemental Income. Any Participant who has a
               ------------------------------------
Qualifying Termination (defined in 1.15) within twenty-four (24) months after a Change in Control (defined in 1.14) shall be entitled at or after age fifty-five
(55) to receive during Participant's lifetime the reduced monthly supplemental retirement payments determined as follows:

                  2.02A-1 First, the total annual retirement pay at normal retirement date shall be determined under 2.01-2 and -3, using the Participant's final annual compensation and service at the time employment by the Company ends.

                  2.02A-2 Second, the monthly supplemental payment under this Plan starting at normal retirement date shall be determined under 2.01-4, using the Participant's early annual retirement allowance payable at the normal retirement date (under Retirement Plan 7.02-1), projected annual primary Social Security benefit under the Retirement Plan, and annual retirement benefits under the Executive Deferred Compensation Plan determined as a supplement to such payment under the Retirement Plan.

                  2.02A-3 Third, if supplemental payments start before the Participant's normal retirement date, to achieve the necessary reduction of the target benefit under 2.01 and 2.02A-1, the monthly amount under 2.02A-2 shall be reduced 0.25 percent (.0025) per month for each month of age during the period starting on the date the first early retirement payment is to be made and ending on Participant's 62nd birthday.

6. Section 2.05A shall replace 2.05 regarding the vested benefits of any
   -------------
Participant who has a Qualifying Termination under 1.15:

         2.05A Vested Benefits. Any Participant who has a Qualifying Termination
               ---------------
(defined in 1.15) within twenty-four (24) months after a Change in Control (defined in 1.14) thereupon shall have a 100% vested and nonforfeitable right to receive supplemental payments under this Plan starting as early as age 55 under 2.02A.

7. Section 4.02A replaces Section 4.02 and shall apply on and after the date
   -------------
there is a Potential Change in Control (defined in 1.14):

         4.02A Company. The Company, by action of the Board of Directors,
               -------
reserves the exclusive right to amend, modify, or terminate this Plan in whole or in part without notice to any Participant; provided, however, that the Change in Control benefits provided by the 1998 ESRIP Change in Control Amendment shall not be diminished or eliminated (but may be increased) on and after the date when the first Potential Change in Control (defined in 1.14-2) shall occur after September 1, 1998. Any such termination, modification or amendment shall not terminate nor diminish any rights or benefits accrued by any Participant or surviving beneficiary prior thereto.

8. Section 5.02A replaces Section 5.02 to delete the "change of control"
   -------------
definition that is replaced by 1.14 and to affirm the change of control provisions in this 1998 Amendment:

                  5.02A Legally Binding. The rights, privileges, benefits and
                        ---------------
obligations under this Plan are intended to be legal obligations of the Company and binding upon the Company, its successors and assigns. The Company agrees it will not be a party to any merger, consolidation or reorganization, unless and until its obligations hereunder shall be expressly assumed by its successor or successors. Notwithstanding any of the provisions of the Plan to the contrary, upon a change of control (defined in 1.14), the cessation of the corporate existence of the Company or the failure to continue such existence in full force and effect as a result of any circumstances or event, each Participant shall be entitled to receive any Plan benefits, as determined in accordance with the terms and conditions of payment set forth in Articles II and III, and, if applicable, the 1998 ESRIP Change in Control Appendix.

                                        NORTHWEST NATURAL GAS COMPANY

                           APPROVED:    By   /s/ R. G. Reiten
                                             --------------------------
                                             President and CEO

                           Date:             September 28, 1998

                              1998 ESRIP APPENDIX
                                       TO
                          NORTHWEST NATURAL GAS COMPANY
                  EXECUTIVE SUPPLEMENTAL RETIREMENT INCOME PLAN
                         (Effective September 24, 1998)

1.       Accrued Participation Credit and Vesting Credit under ESRIP
         Section. 2.01-2 and 2.05
         ----------------------------------------------------------------------

         For purposes of ESRIP benefits, the following executives employed on September 1, 1998, are entitled to the years of participation credit and vesting credit set forth below on 9/1/98 based on credit earned for prior Company service and credit awarded by the Board.

                                                     Years of      Years of
                                                   Participation    Vesting
                                                      Credit        Credit
      Executive                 Born       Hired     on 9/1/98    on 9/1/98
      ----------------------  --------    -------- -------------  ---------
      DeBolt, Bruce R.        12/07/47    02/15/80     18.55        18.55
      Dodson, Mark S.         01/26/45    09/15/97      0.96 (2)     0.96  (2)
      Foley, Dwayne L.        09/25/45    10/30/67     30.84        30.84
      Harper, William R., Jr. 10/09/53    12/07/92      5.74         5.74
      Johnston, Diana J.      12/16/44    05/20/66     32.29        32.29
      Kantor, Gregg S.        04/30/57    09/15/96      0.67         1.96
      McCoy, Michael S.       05/28/43    11/06/69     28.82        28.82
      Reiten, Richard G.      07/01/39    12/31/95     10.67 (1,2)   5.67  (3)
      Rue, Conrad J.          11/25/45    10/29/74     23.85        23.85


--------

(1)  Years of participation include a Board grant of 8 years to Reiten.

(2) Benefits also are subject to terms of Board approved Employment Agreement for Dodson and Reiten.

(3) Subject to Board approved amendment of Reiten's Employment Agreement granting three (3) years of Vesting Credit.